Exhibit 10.10

May 18, 2015

Robert Ang, M.D.

526 Sequoia Dr

Los Altos, CA 94024

Re:                        Employment by Neon Therapeutics, Inc.

Dear Robert:

On behalf of Neon Therapeutics, Inc. (“Neon Therapeutics,” or the “Company”), I am pleased to confirm our offer to employ you as Chief Business Officer. This letter sets forth the terms and conditions of your employment.

In the role of Chief Business Officer, you will report to and take direction from the Company’s Interim (or full-time) CEO (the “CEO”). Subject to the CEO’s discretion, it is expected that your duties will include:

•                  Be a leader in the organization regarding the Value Creation Strategy (with management team and senior leaders)

•             Working closely with the CEO and Management team continue to evolve and further develop the current vision for value creation for the company

•             Pressure test key assumptions in value creation model with internal and external information and develop alternative scenarios

•             With CEO, manage capital raising efforts

•             Contribute to annual budget development and company goal development

•                  Lead the effort to develop and implement a business development and licensing strategy that matches value creation strategy

•             Tailor Strategy and approach for each potential partner interaction (including all academic, technology, CRO, and pharma partnering)

•             Lead and execute deal making for each potential partner

•             Lead and execute academic license and collaborator agreements

•                  Represent Neon Therapeutics internally and externally in scientific, financial, and business communities

•                  Be a leader in the organization with regard to organizational development (with management team and senior leaders), help recruit the best talent, and Build an exceptional culture for success (set high standards + have fun)

•                  Contribute to management team decisions proactively regarding all strategic issues for the company

•                  Cultivate a strong effective partnership with the R&D team.

•                  Be a leader at integrating science, medicine and business to formulate the best strategy for the company

•                  Develop and iterate on pre-commercial plans for our unique products including our personalized vaccine and T cell products. Develop viable business model for both

•                  Together with Selected advisors, consultants and vendors, manage the following efforts:

•      PR/website

•      IP Portfolio execution and strategy

•      Commercial/new product planning activities

•      Facilities

•      IT

Your effective date of hire as a regular employee will be June 29, 2015, or sooner if agreed to by you and the Company. For purposes of this letter your actual first day of employment shall be referred to as the “Start Date”.

Your base salary will be paid at the rate of $330,000 per year, payable monthly in accordance with the Company’s normal pay schedule. You will be eligible to receive a 2015 year-end incentive bonus, targeted at 25% of your base salary based upon achievement of all corporate and personal goals, as determined by the Board in its discretion. Your target bonus for 2015 will be prorated based on your Start Date. You must be employed on the date on which the bonus is paid in order to earn any part of it. You will be eligible to participate each year in any annual bonus plan adopted by the Company, and the Company shall adopt and implement such a plan, if reasonable in light of financial, business and other circumstances and factors.

The CEO and Board will formally review your performance on, or near, your year one anniversary to determine if additional responsibilities will be added to your role and whether a promotion is in order.

You will be eligible for reimbursement of up to $150,000 for relocation expenses (the “Relocation Amount”). For qualified relocation expenses (i.e. moving your household goods and personal effects from San Francisco to Massachusetts; travel for you and your family to your new home in Massachusetts; 30 days of storage and insurance expenses for household goods and personal effects), if you submit expense reports and adequate supporting documentation reimbursement should be excludable from income taxes. Any portion of the $150,000 not paid to you as a qualified reimbursed expense will be paid to you directly, net of applicable taxes. Any such amount paid to you directly will be treated as reimbursement of non-deductible expenses under a non-accountable plan and will be included in your W-2. If you voluntarily terminate your employment with Neon Therapeutics (other than for death or disability or a Good Reason resignation as defined below) or are terminated for Cause within two years of your hire date, you agree that you are obligated to return the gross Relocation Amount Reimbursement to the Company within 30 Days of your departure date. For purposes of this Agreement, the Relocation Amount Reimbursement shall be calculated as follows: (i) if the date of termination is on or before the one year anniversary of the Start Date (the “First Anniversary”), 100% of the Relocation Amount; (ii) if the date of termination is after the First Anniversary but on or prior to the two year anniversary of the Start Date (the “Second Anniversary”), the Relocation Amount, divided by 24 and multiplied by the number of full months between the Start Date and the date of termination.

As a full time employee, you may participate in any employee benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under and subject to all provisions of the plan documents governing those programs. Current benefits include participation in a company sponsored health care plan, dental plan, short term disability insurance, long term disability insurance, 401k plan, 15 days of paid vacation and parking benefit. The Company, however, reserves the right to modify, terminate, or replace its employee benefit plans and policies in its sole discretion.

Subject to the approval of the Board of Directors of the Company, you will be granted an option to purchase 1,112,250 shares of the Company’s common stock (the “Option”). In Lieu of the option you may purchase the shares as restricted stock at fair market value subject to vesting. The Option will be granted following the Start Date. The exercise price of the Option will be at least equal to the fair market value of the Company’s common stock on the date of grant, and the Board of Directors may elect to seek a third party valuation of such fair market value, which could delay the date that the Option is granted. The Option will be subject to the terms and conditions of the Company’s then-current stock option plan and form of stock option agreement (the “Equity Documents”). These options will vest as follows: one quarter of the shares will vest on the first anniversary of the Start Date, and following that, 1/48th of the shares will vest on a monthly basis thereafter.

In addition to your New Hire stock option grant, you shall be awarded a separate Strategic Alliance stock option grant to purchase up to an additional 185,375 shares of the company’s Common stock, subject to Board of Directors approval. The stock option grant will be issued upon the obtainment of a defined Strategic Alliance Milestone with an exercise price that will be at fair market value as established by the Board and will be subject to the standard terms and conditions of the Neon Stock Option Plan. The option will vest over three years at the rate of 25% of which will be immediately vested at the time of grant and then an additional 1/36th for each additional month of full time active employment after the date of grant date until after three full years when the option is fully vested. For purposes of this letter, both Strategic Alliance Milestones shall be further defined and approved by the Board within 90 days after your start date.

Neon Therapeutics acknowledges that you currently reside in San Francisco and that you desire to accept this job as a full time position in Massachusetts.

It is understood that you are an “at-will” employee. You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason, with or without Cause or prior notice and without additional compensation to you except as specifically set forth in the Agreement.

Notwithstanding the foregoing, in the event that the Company terminates your employment at any time without Cause or you resign with Good Reason, and provided you enter into, do not revoke and comply with the terms of a separation agreement in a form provided by the Company (the “Release”) and abide by your continuing obligations to the company including under the Restrictive Covenant Agreement, you will be entitled to the following severance benefits (collectively, the “Severance Payments”), subject to the terms set forth in this letter:

The Company will pay you severance in the form of continuation of your base salary for six (9) months (the “Severance Period”). The Severance Payments shall be paid over six months in accordance with the Company’s then current payroll practices, beginning on the Company’s first regular payroll date that occurs 35 days after the date of termination of your employment provided the Release has become fully effective . Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each salary continuation payment is considered a separate payment. For purposes of this letter agreement, “for Cause” shall mean your committing one or more of the following (each a “Cause Condition”): (i) dishonesty, embezzlement, or misappropriation of assets or property of the Company;

(ii) gross negligence or willful misconduct in connection with the performance of your duties, theft, fraud or breach of fiduciary duty to the Company; (iii) a violation of federal or state securities law; (iv) the conviction of a felony or any crime involving moral turpitude, including a plea of conduct or nolo contendre; (v) a material breach of any of the Company’s written policies related to conduct or ethics; or (vi) a material breach of the Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement (copy attached) executed in accordance with this letter agreement. “Good Reason” shall mean you have complied with the “Good Reason Process” as defined below, following the occurrence of one or more of the following events: (i) any material adverse change in your status, authority, responsibility, title, position, or compensation or in your access to resources (other than adjustments to resources consistent with normal operating decisions of a board of directors in the event of changes in strategy or programs or any other changes in access to resources that are reasonable in light of the Company’s then current financial condition), (ii) the relocation of your primary place of work more than 30 miles from your residence in Massachusetts on the Effective Date of this Agreement, or (iii) the material breach by the Company of any provision of this letter agreement or any other employment-related agreement between the Company and you (as defined below). “Good Reason Process” shall mean that (i) you reasonably determine in good faith that one of the foregoing “Good Reason” conditions has occurred; (ii) you notify the Company in writing of the first occurrence of the Good Reason condition within 30 days of the first occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

Enclosed for your review is a “Non-Solicitation, Confidentiality and Assignment Agreement” (the “Restrictive Covenant Agreement”). This offer of employment is conditioned on you agreement to the terms of the Restrictive Covenant Agreement. You will be expected to sign the Agreement before you report for work.

You represent that you are not under any obligation to any former employer or any person or entity which would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. You will be required to complete a Form 19 which will be provided to you before the Start Date. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement. Also, this offer is subject to satisfactory reference checks if necessary.

This letter agreement and the Restrictive Covenant Agreement referenced above constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company, although your job duties, title, reporting relationship, compensation and benefits may change from time to time, at the Company’s option. The Company may assign its rights and obligations under this Agreement (including the Restrictive Covenant Agreement) without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

Please indicate your acceptance of this offer by signing and returning the enclosed copy of this letter to me no later than 5pm ET on May 18, 2015. We look forward to your joining the Company and are pleased that you will be working with us.

Very truly yours,

Cary G. Pfeffer, M.D.

Interim President & Chief Executive Officer

Neon Therapeutics, Inc.

Accepted and Agreed:

/s/ Robert Ang, M.D.
Robert Ang, M.D.

May 18, 2015
Date